Earnings Release August 4, 2015
Holly Energy Partners, L.P. Reports Second Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the second quarter of 2015. For the quarter, distributable cash flow was $47.3 million, up $3.8 million, or 9% compared to the second quarter of 2014. HEP announced its 43rd consecutive distribution increase on July 23, 2015, raising the quarterly distribution from $0.5375 to $0.5450 per unit, which represents an increase of nearly 6% over the distribution for the second quarter of 2014.
Net income attributable to Holly Energy Partners for the second quarter was $30.4 million ($0.34 per basic and diluted limited partner unit) compared to $23.0 million ($0.25 per basic and diluted limited partner unit) for the second quarter of 2014. The increase in earnings is primarily due to higher pipeline volumes and annual tariff increases.
Commenting on the second quarter of 2015, Mike Jennings, Chief Executive Officer, stated, “We are pleased our financial results for the second quarter of 2015 allowed us to maintain our record of raising quarterly distributions.  HEP’s steady growth is supported by our fee-based commercial structure with underlying long-term minimum commitments by our key customers.
"We continue to leverage our logistic capabilities and HFC’s refining footprint to create unique third party acquisition opportunities like our acquisition of the El Dorado crude tank farm in March 2015.  We have also identified potential dropdown assets including the naphtha fractionation unit at HFC’s El Dorado refinery and certain assets related to the initial phase of the expansion at HFC's Woods Cross refinery.
"I am optimistic about HEP’s growth outlook given our talented employees, high quality assets in traditionally favorable geographic locations, and ongoing support from our general partner, HollyFrontier."
Second Quarter 2015 Revenue Highlights
Revenues for the quarter were $83.5 million, an increase of $8.5 million compared to the second quarter of 2014 due to the effect of higher pipeline volumes and annual tariff increases. Overall pipeline volumes were up 31% compared to the three months ended June 30, 2014, largely due to increased volumes from the New Mexico gathering system expansion as well as lower volumes in the second quarter of 2014 resulting from major maintenance performed at Alon's Big Spring refinery.

•
Revenues from our refined product pipelines were $29.5 million, an increase of $4.4 million compared to the second quarter of 2014 primarily due to increased volumes and annual tariff increases. Shipments averaged 195.6 mbpd compared to 163.2 mbpd for the second quarter of 2014 largely due to lower volumes in the second quarter of 2014 resulting from major maintenance performed at Alon's Big Spring refinery.

•
Revenues from our intermediate pipelines were $7.2 million, an increase of $0.5 million, on shipments averaging 143.1 mbpd compared to 143.4 mbpd for the second quarter of 2014. Revenues increased mainly due to an increase in deferred revenue realized of $0.3 million.

•
Revenues from our crude pipelines were $15.1 million, an increase of $2.1 million, on shipments averaging 295.8 mbpd compared to 178.6 mbpd for the second quarter of 2014. Revenues increased mainly due to a $2.1 million increase in revenue from the New Mexico gathering system expansion. The increase in volumes is due to increased crude production in the Artesia Basin as well as the reversal of the Roadrunner pipeline, which made it possible for HFC to purchase and HEP to transport crude volumes in excess of HFC refining capacity.

•
Revenues from terminal, tankage and loading rack fees were $31.8 million, an increase of $1.5 million compared to the second quarter of 2014. Refined products terminalled in our facilities averaged 360.5 mbpd compared to 325.8 mbpd for the second quarter of 2014 largely due to lower volumes in the second quarter of 2014 resulting from major maintenance performed at Alon's Big Spring refinery. Revenues increased due to our first quarter 2015 acquisition of an existing crude tank farm adjacent to HFC's El Dorado refinery as well as increased volumes and annual tariff increases.

Revenues for the three months ended June 30, 2015, include the recognition of $0.5 million of prior shortfalls billed to shippers in 2014 as they did not meet their minimum volume commitments within the contractual make-up period. As of June 30, 2015, shortfall deferred revenue in our consolidated balance sheet was $6.3 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Six Months Ended June 30, 2015 Revenue Highlights
Revenues for the six months ended June 30, 2015, were $173.2 million, an $11.2 million increase compared to the six months ended June 30, 2014. This is due principally to the effect of annual tariff increases and increased pipeline shipments largely due to increased volumes from the New Mexico gathering system expansion.

•
Revenues from our refined product pipelines were $65.7 million, an increase of $4.9 million primarily due to increased volumes and annual tariff increases. Shipments averaged 191.3 mbpd compared to 176.3 mbpd for the six months ended June 30, 2014, largely due to lower volumes in the second quarter of 2014 resulting from major maintenance performed at Alon's Big Spring refinery as well as higher spot volumes on our UNEV pipeline.

•
Revenues from our intermediate pipelines were $14.0 million, a decrease of $0.6 million, on shipments averaging 140.6 mbpd compared to 141.0 mbpd for the six months ended June 30, 2014. The decrease in revenue is mainly due to the effects of a $0.7 million decrease in deferred revenue realized.

•
Revenues from our crude pipelines were $32.1 million, an increase of $6.4 million, on shipments averaging 289.3 mbpd compared to 177.8 mbpd for the six months ended June 30, 2014. Revenues increased due to the annual tariff increases and increased volume in addition to $4.2 million in increased revenue from the New Mexico gathering system expansion.

•
Revenues from terminal, tankage and loading rack fees were $61.4 million, an increase of $0.4 million compared to the six months ended June 30, 2014. This increase is due to annual fee increases and increased terminal volumes. Refined products terminalled in our facilities averaged 353.4 mbpd compared to 333.0 mbpd for the six months ended June 30, 2014, largely due to lower volumes in the second quarter of 2014 resulting from major maintenance performed at Alon's Big Spring refinery.

Revenues for the six months ended June 30, 2015, include the recognition of $8.0 million of prior shortfalls billed to shippers in 2014, as they did not meet their minimum volume commitments within the contractual make-up period.
Operating Costs and Expenses Highlights
Operating costs and expenses were $43.0 million and $89.0 million for the three and the six months ended June 30, 2015, respectively, representing an increase of $0.1 million from the three months ended June 30, 2014, and an increase of $4.5 million from the six months ended June 30, 2014. The increase for the six months ended June 30, 2015, is primarily due to an increase in environmental remediation provisions of $3.5 million and higher maintenance project expense.

Interest expense was $9.1 million and $17.8 million for the three and the six months ended June 30, 2015, respectively, representing an increase of $0.7 million and a decrease of $1.0 million over the same periods of 2014. The increase for the three months ended June 30, 2015, is due to an increase in borrowings under our credit agreement. The decrease for the six months ended June 30, 2015, is principally due to the early extinguishment of our 8.25% Senior Notes in March 2014.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1069898.
An audio archive of this webcast will be available using the above noted link through August 18, 2015.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking-statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the six months ended June 30, 2015 and 2014.

	Three Months Ended June 30,		Change from
	2015	2014	2014
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$18,245	$17,536	$709
Affiliates – intermediate pipelines	7,172	6,683	489
Affiliates – crude pipelines	15,096	13,032	2,064
	40,513	37,251	3,262
Third parties – refined product pipelines	11,213	7,480	3,733
	51,726	44,731	6,995
Terminals, tanks and loading racks:
Affiliates	27,784	27,229	555
Third parties	3,969	3,038	931
	31,753	30,267	1,486
Total revenues	83,479	74,998	8,481
Operating costs and expenses:
Operations	25,289	24,567	722
Depreciation and amortization	15,063	15,882	(819)
General and administrative	2,696	2,516	180
	43,048	42,965	83
Operating income	40,431	32,033	8,398

Equity in earnings of SLC Pipeline	631	748	(117)
Interest expense, including amortization	(9,056)	(8,329)	(727)
Interest income	3	—	3
Other income	71	26	45
	(8,351)	(7,555)	(796)
Income before income taxes	32,080	24,478	7,602
State income tax benefit (expense)	64	(28)	92
Net income	32,144	24,450	7,694
Allocation of net income attributable to noncontrolling interests	(1,743)	(1,416)	(327)
Net income attributable to Holly Energy Partners	30,401	23,034	7,367
General partner interest in net income, including incentive distributions(1)	(10,196)	(8,393)	(1,803)
Limited partners’ interest in net income	$20,205	$14,641	$5,564
Limited partners’ earnings per unit – basic and diluted:(1)	$0.34	$0.25	$0.09
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$54,453	$47,273	$7,180
Distributable cash flow(3)	$47,299	$43,495	$3,804

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	121,982	119,328	2,654
Affiliates – intermediate pipelines	143,140	143,396	(256)
Affiliates – crude pipelines	295,793	178,564	117,229
	560,915	441,288	119,627
Third parties – refined product pipelines	73,659	43,858	29,801
	634,574	485,146	149,428
Terminals and loading racks:
Affiliates	281,318	269,260	12,058
Third parties	79,133	56,563	22,570
	360,451	325,823	34,628
Total for pipelines and terminal assets (bpd)	995,025	810,969	184,056

	Six Months Ended June 30,		Change from
	2015	2014	2014
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$40,786	$41,709	$(923)
Affiliates—intermediate pipelines	14,034	14,594	(560)
Affiliates—crude pipelines	32,090	25,650	6,440
	86,910	81,953	4,957
Third parties—refined product pipelines	24,936	19,098	5,838
	111,846	101,051	10,795
Terminals, tanks and loading racks:
Affiliates	53,642	54,359	(717)
Third parties	7,747	6,592	1,155
	61,389	60,951	438
Total revenues	173,235	162,002	11,233
Operating costs and expenses
Operations	53,255	47,379	5,876
Depreciation and amortization	29,757	31,470	(1,713)
General and administrative	5,986	5,667	319
	88,998	84,516	4,482
Operating income	84,237	77,486	6,751
Equity in earnings of SLC Pipeline	1,365	1,270	95
Interest expense, including amortization	(17,824)	(18,783)	959
Interest income	3	3	—
Loss on early extinguishment of debt	—	(7,677)	7,677
Other	230	34	196
	(16,226)	(25,153)	8,927
Income before income taxes	68,011	52,333	15,678
State income tax expense	(37)	(103)	66
Net income	67,974	52,230	15,744
Allocation of net income attributable to noncontrolling interests	(5,770)	(5,053)	(717)
Net income attributable to Holly Energy Partners	62,204	47,177	15,027
General partner interest in net income, including incentive distributions (1)	(20,006)	(16,394)	(3,612)
Limited partners’ interest in net income	$42,198	$30,783	$11,415
Limited partners’ earnings per unit—basic and diluted (1)	$0.71	$0.52	$0.19
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA (2)	$109,819	$105,207	$4,612
Distributable cash flow (3)	$93,189	$85,303	$7,886

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	118,724	121,239	(2,515)
Affiliates—intermediate pipelines	140,620	141,015	(395)
Affiliates—crude pipelines	289,285	177,763	111,522
	548,629	440,017	108,612
Third parties—refined product pipelines	72,546	55,014	17,532
	621,175	495,031	126,144
Terminals and loading racks:
Affiliates	276,823	265,966	10,857
Third parties	76,574	67,075	9,499
	353,397	333,041	20,356
Total for pipelines and terminal assets (bpd)	974,572	828,072	146,500

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $9.8 million and $8.1 million for the three months ended June 30, 2015 and 2014, respectively, and $19.1 million and $15.8 million for the six months ended June 30, 2015 and 2014, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$30,401	$23,034	$62,204	$47,177
Add (subtract):
Interest expense	8,562	7,893	16,894	17,836
Interest Income	(3)	—	(3)	(3)
Amortization of discount and deferred debt charges	494	436	930	947
Loss on early extinguishment of debt	—	—	—	7,677
State income tax (benefit) expense	(64)	28	37	103
Depreciation and amortization	15,063	15,882	29,757	31,470
EBITDA	$54,453	$47,273	$109,819	$105,207

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$30,401	$23,034	$62,204	$47,177
Add (subtract):
Depreciation and amortization	15,063	15,882	29,757	31,470
Amortization of discount and deferred debt charges	494	436	930	947
Loss on early extinguishment of debt	—	—	—	7,677
Increase (decrease) in deferred revenue attributable to shortfall billings	1,355	4,760	(2,195)	(1,138)
Maintenance capital expenditures*	(1,870)	(842)	(3,519)	(1,691)
Increase (decrease) in environmental liability	(386)	(3)	3,471	361
Increase (decrease) in reimbursable deferred revenue	1,537	(629)	992	(1,211)
Other non-cash adjustments	705	857	1,549	1,711
Distributable cash flow	$47,299	$43,495	$93,189	$85,303

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	June 30,	December 31,
	2015	2014
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$10,424	$2,830
Working capital	$13,194	$3,140
Total assets	$1,425,243	$1,401,555
Long-term debt	$900,905	$867,579
Partners' equity(4)	$300,940	$320,362

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.3 million would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511